EXHIBIT 10.21

November 4, 2013

James Powers
2024 Kinleys Way
Raleigh, NC 27613

Re:	Offer of Employment with Active Power, Inc.

Dear James:

We are pleased to offer you employment with Active Power, Inc. (“Active Power” or the “Company”), in the position of Chief Financial Officer, reporting directly to Mark Ascolese, our President and CEO. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with Active Power. The effective date of your employment will be December 5, 2013, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.	Base Compensation. The Company will pay you a salary at the rate of $10,769.23 bi-weekly (which if annualized would be about $280,000.00 per year) payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2.	Signing Bonus. The Company will pay you a one-time signing bonus in the amount of $25,000 (the “Signing Bonus”), payable in accordance with the Company’s standard payroll practices, including compliance with applicable withholding, such payment to be included in the first applicable pay period following the commencement of your employment with the Company. The Signing Bonus must be repaid to the Company under the following circumstances. Notwithstanding anything to the contrary herein, if, on or before the one (1) year anniversary of your date of hire (or, if later, the closing of your relocation and purchase of a home in Austin, Texas), you resign your employment with the Company for any reason other than Good Reason (as defined in the Severance Agreement) or are terminated for Cause (as defined in the Severance Agreement), you will repay the entire amount of your Signing Bonus.

3.	Stock Option. Subject to approval by the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase 175,000 shares of the Company’s common stock. The share options vest as follows: 25% shall vest upon completion of one year of service measured from your vesting commencement date, and the balance shall vest quarterly in a series of 12 successive equal installments upon your completion of each additional quarter of service, measured from the one year anniversary of your vesting commencement date. The exercise price of the options and the commencement of vesting will be set on the date that the option is approved by the Compensation Committee. A Notice of Grant of Stock Option will be provided to you following this approval.

4.	Incentive Compensation: You are eligible to participate in the Executive Bonus Program with an annual target of 60% of your base salary. First year bonuses will be prorated based on hire date.

5.	Temporary Living Expenses; Relocation Assistance. The Company is also offering you reimbursement for the following relocation expenses for your move from Raleigh, North Carolina to Austin, Texas: (a) closing costs on your home in Raleigh and (b) the reasonable costs of moving you and your family’s household goods to Austin (up to $25,000), and (c) closing costs on the purchase of a home in Austin; (d) provided in each case that your relocation occurs on or prior to the first anniversary of the commencement of your employment with the Company (“Relocation Expenses”). The company agrees to cover the cost of up to six months of temporary living (not to exceed $3,000 per month. In addition, the company will reimburse the costs for coach airefar for you between Austin and Raleigh (or Raleigh to Austin for your spouse) up to two (2) times per month. You will also be allowed two househunting trips, with your spouse, prior to your start date. We will only reimburse you for these expenditures once you submit valid receipts to the company and they are approved by the President and CEO. If any Relocation Expenses or Temporary Living Expenses are deemed taxable income to you, the Company will tax equalize these items (the “Gross-Up”) no later than the end of the calendar year following the calendar year in which you remit the tax on the payment for which the Company is providing the Gross-Up to fully offset your taxes attributable to relocation expenses. It is expected that you will devote the same amount of time in the performance of your duties and responsibilities as Chief Financial Officer as would be expected of a person in the same position whose principal residence is located in Austin, TX.

6.	Benefits. During the term of your employment, you will be entitled to four weeks of PTO and benefits covering employees at your level, as such may be in effect from time to time.

7.	Expense Reimbursement. Expenses incurred on behalf of the Company will be reimbursed in accordance with the Company’s Travel and Entertainment Policy. A copy of this policy will be provided to you upon commencement of employment.

8.	At-Will Employment. Please note that your employment at Active Power is not for a specified period of time and constitutes “at will” employment. As a result, either you or the Company can terminate the employment relationship at any time, with or without notice and with or without cause. Nothing contained in this offer letter, or in any other communication, oral or written, between you and Active Power, may modify the at-will employment relationship, which may only be modified by a written agreement signed by you and the Chief Executive Officer of Active Power. The Company requests that you provide at least two (2) weeks’ notice in the event of a resignation.

9.	Proprietary Information and Nondisclosure Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s Proprietary Information and Nondisclosure Agreement (“Confidentiality Agreement”). A copy of this agreement is attached for your review.

10.	Immigration Laws. To satisfy federal immigration laws, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

11.	General. This offer letter, the Confidentiality Agreement, and any stock option agreement (if approved by the Board of Directors) covering the grant described in paragraph 2, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether oral or written. In the event of a conflict between the terms and provisions of this offer letter and the Confidentiality Agreement and the stock option agreement, the terms and provisions of the Confidentiality Agreement and the stock option agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in writing signed by you and the Chief Executive Officer of Active Power. Texas law will govern this offer letter.

This offer is subject to the satisfactory completion of a background check, drug test and employment verification. If the foregoing terms of this offer are agreeable, please indicate your acceptance thereto by signing this offer letter in the space provided below and returning it to me, along with your completed and signed Confidentiality Agreement. You may fax your acceptance and signed Confidentiality Agreement to my attention at (512) 836-4511 or email scanned signed copies to msnell@activepower.com . We will plan your new-hire orientation after we have finalized the initial offer process.

We are very excited about your joining the team at Active Power and look forward to hearing from you.

Sincerely,

/s/ Mark A. Ascolese
Mark A. Ascolese
President & CEO

Date:     11   /  14  / 2013

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I accept Active Power’s offer of employment and have read, understood and agreed to the terms and conditions contained and referred to in this letter.

AGREED TO AND ACCEPTED:

/s/ James A. Powers
James A. Powers
Date:     11   /  5  / 2013